THIRD QUARTER 2026 COMMENTARY November 10, 2026

This Commentary supplements ITG Inc.'s ("ITG" or the "Company") earnings release, providing additional commentary on the Company's financial performance, operating trends, customer activity, backlog and cash flow, capital allocation priorities, and outlook. Please refer to the Appendix for cautionary statements regarding forward-looking statements, discussion of non-GAAP financial measures, and reconciliations of these measures to the most directly comparable U.S. GAAP measures.
THIRD QUARTER HIGHLIGHTS
•Revenue increased 49% year-over-year to $461.5 million
•Net loss attributable to ITG, Inc. of $6.1 million
•Adjusted EBITDA1 increased 64% year-over-year to $64.5 million
•Free Cash Flow1 of $62.8 million versus $26.2 million in Q3 2025
•NTM Backlog2 of $1,539 million as of September 30, 2026, compared to $1,209 million as of September 30, 2025 and $1,517 million as of June 30, 2026, supporting strong revenue visibility
•Strong new order activity, including broadband fiber deployment awards with multiple new customers
•Record levels in the quarter for Revenue, Adjusted EBITDA and NTM Backlog
FINANCIAL HIGHLIGHTS
(in millions, except for margins)

	Q3 2026	Q3 2025	YoY %	YTD 2026	YTD 2025	YoY %
Consolidated Revenue	$461.5	$309.2	49.3%	$1,200.1	$827.0	45.1%
Engineering & Maintenance	$256.5	$192.8	33.1%	$713.3	$496.7	43.6%
Infrastructure Deployment	$205.0	$116.4	76.1%	$486.8	$330.3	47.4%
Net Income	$0.5	$0.8	(36.2)%	$(10.8)	$14.0	NM
Net Income (Loss) Attributable to ITG, Inc.	$(6.1)	$0.8	NM	$(17.5)	$14.0	NM
Adjusted Net Income[1]	$27.5	$12.5	119.7%	$47.0	$43.1	9.0%
Adjusted EBITDA[1]	$64.5	$39.3	64.1%	$153.1	$109.8	39.4%
Adjusted EBITDA Margin[1]	14.0%	12.7%	-	12.8%	13.3%	-
Free Cash Flow[1]	$62.8	$26.2	139.6%	$135.3	$68.0	98.9%

EXECUTIVE SUMMARY
Third quarter results reinforce our confidence in ITG’s strategy and the strength of our position across communications and digital infrastructure markets. We delivered record revenue and Adjusted EBITDA, exceeded the outlook established last quarter and Adjusted EBITDA margin improved both year-over-year and sequentially. The quarter reflects continued strong execution by our teams as customer activity increased and recently awarded programs moved through mobilization and into active production.
Our performance was broad based, supported by continued strong activity with long-standing customers, expansion with our more recently acquired customers and contributions from acquisitions completed over the previous year. Demand remains healthy as customers invest to maintain and upgrade existing networks, expand broadband availability and add the connectivity required to support continued growth in data usage and data center capacity. Our ability to support customers across the full infrastructure lifecycle provides multiple avenues for growth within existing relationships as well as with new customers.

1.Non-GAAP measure – Refer to the Appendix of this document for discussion of non-GAAP measures, reconciliations of these measures to the most directly comparable U.S. GAAP measure and a discussion of why management believes these non-GAAP measures are useful. As discussed below, ITG is not providing reconciliations of forward-looking non-GAAP measures because such reconciliations are not available without unreasonable effort.
2.Next Twelve Month (NTM) Backlog represents total committed future revenue over the next twelve months supported by executed contracts, historical activity levels, customer guidance, and / or management estimates. Timing for revenue from projects included in NTM Backlog is subject to change based on a number of factors. Actual results may differ materially.

THIRD QUARTER 2026 COMMENTARY November 10, 2026

We continue to see customers place greater value on partners that can bring together regional and national workforce scale, local market density, a broad range of infrastructure-related services and consistent execution. FUSE360 is central to how we deliver against those expectations. The platform provides operating visibility across the business, supports the mobilization of new programs and allows us to rapidly integrate acquired operations into a common system. As activity grows, we believe these capabilities will help us maintain service quality, improve productivity and convert growth into stronger profitability and cash generation.
We enter the fourth quarter with substantial revenue visibility, an active pipeline of organic and inorganic growth opportunities and greater financial flexibility following our July IPO. Our priorities remain consistent: execute for our customers, convert awarded work into profitable revenue, expand relationships across our service portfolio, improve cash conversion and allocate capital with discipline. We believe sustained customer infrastructure investment combined with vendor consolidation, the breadth of our service capabilities and our ability to execute at scale position ITG to deliver profitable growth and create long-term shareholder value.
THIRD QUARTER 2026 RESULTS & COMMENTARY
Consolidated Revenues & Margins
(in millions, except for margins)

Engineering & Maintenance
Infrastructure Deployment
Adj. EBITDA Margin
$309.2
$327.9
$333.9
$404.6
$461.5
12.7%
11.7%
10.9%
12.9%
14.0%
Q3'25
Q4'25
Q1'26
Q2'26
Q3'26

Revenue increased 49% year-over-year to $461.5 million in the third quarter, reflecting continued strength across ITG's digital infrastructure markets. Growth was supported by increased activity across recurring maintenance programs and infrastructure deployment projects, including expansion with existing customers, new customer wins and new program activity. Our top two customers, Comcast Corporation and Charter Communications, contributed 48% of total revenue in third quarter, down from 60% in the same period last year. Contributions from recent acquisitions provided an additional source of growth and expanded ITG’s service capabilities and geographic presence. Demand remained well supported by continued customer investment in broadband, network upgrades, maintenance requirements and growing investment in data center build-outs and related connectivity.

THIRD QUARTER 2026 COMMENTARY November 10, 2026

Adjusted EBITDA increased 64% year-over-year to $64.5 million, driven by increased revenue and continued sound execution across the business, while also reflecting investments to support future growth, including workforce expansion, operational infrastructure and ongoing public company readiness needs.
Adjusted EBITDA margin of 14.0% in the third quarter compared with 12.7% in the prior-year period and 12.9% in the second quarter of 2026. This represents improvement of 110 basis points year-over-year and 90 basis points sequentially. The improvement primarily reflected a seasonal increase in volumes, which supported stronger workforce utilization and improved fixed operating cost absorption.
The third quarter demonstrates the earnings potential of the business as activity scales. The timing and profitability of individual programs can vary based on customer authorizations, program mix, weather, labor availability and the pace of mobilization. ITG remains focused on leveraging scale, improving labor utilization in target markets, maintaining pricing discipline and utilizing FUSE360 to enhance visibility and operating performance.
Engineering & Maintenance Overview
Engineering & Maintenance ("E&M") provides recurring fulfillment, maintenance, engineering, design, consulting and network-support services that help customers maintain, upgrade and expand critical communications and digital infrastructure. E&M generally consists of a high volume of "small ticket" reoccurring service activity supported by long-term customer relationships and master service agreements (MSAs). ITG’s geographic density, workforce scale and FUSE360 platform enables us to coordinate these activities efficiently across direct employees and subcontractors.
Engineering & Maintenance (E&M) Revenue
(in millions)

$192.8
$195.8
$211.6
$245.1
$256.5
Q3'25
Q4'25
Q1'26
Q2'26
Q3'26

Revenue within Engineering & Maintenance increased 33% year-over-year to $256.5 million and 5% sequentially. Growth was supported by higher activity with existing customers across reoccurring fulfillment, maintenance, engineering and network-support programs, as well as new customer wins, program expansions and contributions from acquisitions completed over the last year.

THIRD QUARTER 2026 COMMENTARY November 10, 2026

Demand remains supported by our customers’ continued focus on maintaining network reliability, expanding capacity and improving performance. The reoccurring nature of much of this work provides ITG with a durable base of activity and creates opportunities to add capabilities within established customer relationships.
ITG continues to pursue growth by introducing additional services, expanding into new geographies and supporting emerging fiber operators as their networks move from initial construction into ongoing maintenance, fulfillment and network support.
Infrastructure Deployment Overview
Infrastructure Deployment provides planning, construction and deployment services for broadband, fiber, wireless, data center, utility and other digital infrastructure projects. The service line primarily supports larger network-expansion and connectivity programs, including fiber deployment and the infrastructure required to connect communities, networks and data center facilities. ITG’s engineering capabilities, national workforce and end-to-end service model position the Company to execute complex projects across multiple geographies.
Infrastructure Deployment Revenue
(in millions)
Revenue within Infrastructure Deployment increased 76% year-over-year to $205.0 million and 29% sequentially. Growth reflected increased activity across fiber deployment, network expansion and other communications and digital infrastructure programs. The sequential increase was consistent with an expected second-half ramp of projects that were awarded or in mobilization earlier in the year.
Data center-related activity continues to increase as projects transitioned to production. ITG believes the expansion of data center capacity is creating opportunities not only within the data center campus, but also across the broader connectivity infrastructure required to bring power, fiber and network capacity to those facilities.
ITG continues to see a supportive backdrop in demand for broadband expansion, data-center connectivity and adjacent digital infrastructure markets. The Company seeks to leverage this opportunity via its engineering capabilities, national operating footprint, customer relationships and ability to provide services across the full project lifecycle. The Company’s end-to-end service model and engineering capabilities position it well to compete for larger and increasingly complex programs.

THIRD QUARTER 2026 COMMENTARY November 10, 2026

ITG operates a pull-through model under which an initial deployment engagement can create opportunities to provide ongoing engineering, maintenance and network-support services after construction is completed. This model enables ITG to expand customer relationships across service lines and has been a key differentiator over time.
Consolidated Next Twelve Months (NTM) Backlog1
(in millions)

1.Next Twelve Month (NTM) Backlog represents total committed future revenue over the next twelve months supported by executed contracts, historical activity levels, customer guidance, and / or management estimates. Timing for revenue from projects included in NTM Backlog is subject to change based on a number of factors. Actual results may differ materially.
NTM Backlog remained robust in the third quarter, reflecting continued customer investment across digital infrastructure markets and providing solid visibility into future expected revenue. New awards were similar in quantum to the second quarter, though backlog burn increased seasonally in the period.
ITG's overall visibility is supported by a combination of multi-year project activity (primarily in the Infrastructure Deployment service line) and a significant reoccurring revenue base (underlying the E&M service line) generated under long-term customer MSAs, creating a diversified and durable foundation for growth.
ITG continued to win significant new work across existing and new programs during the third quarter. New awards included a substantial customer commitment from a new customer as well as incremental commitments from other new and existing customers. These awards reflect ITG’s ability to gain "new logos" and add new work on larger broadband and network-deployment programs. The pace of business also reflects continued strength and commitment to customer infrastructure expansion, which in many cases is just beginning and is anticipated to last for some years.

THIRD QUARTER 2026 COMMENTARY November 10, 2026

Free Cash Flow 1
(in millions)
1.Free Cash Flow is defined as Adjusted EBITDA less capital expenditures
Free cash flow in the third quarter, as defined above, primarily reflected stronger Adjusted EBITDA performance, including the seasonally strongest fiber deployment installation period of the year, offset in part by increased capital expenditures due to ongoing fleet investment to increase capacity in both broadband wireline and civil utility business lines.
For future periods, we intend to present our free cash flow as cash from operating activities net capital expenditures. The free cash flow calculated on this basis was a use of $44.2 million in the third quarter (considering cash used in operating activities of $42.4 million and capital expenditures of $1.8 million for the period), which compared with a use of $35.7 million in the second quarter of 2026 (considering cash used in operating activities of $28.3 million and capital expenditures of $7.4 million for the period) and a source of $2.0 million in the third quarter of 2025 (considering cash provided by operating activities of $15.1 million and capital expenditures of $13.1 million for the period). The use of cash includes a significant ramp in volumes both seasonally from the first half of the year as well as substantial volume ramp and business mix changes from the prior year period.

DSOs2 were 33 days in the third quarter, compared with 33 days in the second quarter of 2026 and 36 days in the third quarter of 2025.
Contract asset days, including unbilled revenue, totaled 72 days in the third quarter, compared with 69 days in the second quarter of 2026 and 60 days in the third quarter of 2025. The growth compared with second quarter levels included both significant seasonal volume growth as well as the addition of $18.1 million in acquired contract assets. The year-over-year increase reflects acquisitions completed primarily during 2025, as well as several new-business startups during the last year, which affected the mix and billing profiles of contracts.
To support our objective of reducing contract asset days, management continues to work on improving the timeliness of project documentation to reduce the timelines associated with billing and invoicing, supported by greater operating visibility through FUSE360.
ITG remains focused on improving cash conversion as the business grows. FUSE360 provides enhanced operational visibility that supports billing and collections execution, while management continues to emphasize working capital discipline across the organization and believes that opportunity exists to reduce total receivables and contract asset days. Combined with a capital-efficient business model, these initiatives are expected to support strong free cash flow over time.
2.Days Sales Outstanding ("DSO") is calculated based on the ending balance of Accounts receivable, net, divided by the average daily revenue for the most recently completed quarter.

THIRD QUARTER 2026 COMMENTARY November 10, 2026

Balance Sheet & Liquidity
(in millions, except for leverage)
ITG ended the third quarter with the balance-sheet in an improved position, including the benefit of the initial public offering completed in July, though partially offset by increased working capital usage in the quarter due to seasonal volume ramp. As of September 30, 2026 ITG had $108.2 million of total liquidity and $609.8 million of net debt. The Company’s available liquidity, together with expected cash generation, provides financial flexibility to invest in organic growth, pursue selective acquisitions and manage leverage prudently.

	Q4'25	Q3'26
Cash	$3.7	$0.2
Revolving Credit Facility	$30.0	$77.0
Equipment Loan	$88.3	$110.2
Term Loan	$660.0	$411.9
Total Debt	$778.3	$610.0
Net Debt	$774.6	$609.8
Liquidity	$158.7	$108.2

Pro forma adjusted EBITDA includes adjustment permitted under the Company’s credit agreement for EBITDA from acquired businesses for periods prior to their respective acquisition dates, including Centerline beginning in 2024, Tilson beginning in Q4 2024, and all other acquisitions beginning in 2023.
Capital Allocation Priorities
ITG’s capital allocation priorities remain focused on supporting profitable growth and creating long-term shareholder value. Near-term organic investment includes workforce development, fleet, technology and local operating infrastructure required to execute awarded work and support customer demand.
M&A remains an important component of ITG’s strategy. The Company continues to evaluate opportunities that can strengthen customer relationships, add complementary capabilities, increase geographic density or expand ITG’s presence in attractive adjacent markets.
ITG’s acquisition strategy is focused on more than adding revenue. Our objective is to identify businesses that can perform more effectively as part of ITG by leveraging broader customer access, enhanced operational support, the application of FUSE360, and the ability to offer a wider range of services. Equally important, we prioritize acquisitions that contribute meaningfully to the profit base and long-term enterprise value.

In August, ITG acquired certain assets of Full Circle Fiber, a provider of digital broadband services. The transaction added employees, fleet, customer relationships and operating capabilities that complement ITG’s existing platform. Integration activities began immediately on acquisition, including the onboarding of the acquired operations into FUSE360, and were largely complete by the end of the quarter.
The acquisition pipeline remains active, but the Company will maintain a disciplined approach to valuation, integration and leverage. Organic investment and acquisitions will be evaluated against expected returns and their ability to strengthen ITG’s long-term competitive position.

THIRD QUARTER 2026 COMMENTARY November 10, 2026

2026 FINANCIAL OUTLOOK1
ITG enters the fourth quarter with substantial revenue visibility, strong ongoing customer activity and a meaningful level of work already awarded or underway. The Company’s updated outlook reflects third quarter performance, current customer schedules, and normal fourth-quarter seasonality. The guidance for fourth quarter revenue and Adjusted EBITDA is consistent with our view last quarter, including modest contribution from the recent acquisition as well as offsetting adjustments in assumed program timing for several customers in the Infrastructure Deployment service line principally related to timing of permitting.
2026 Guidance
(in millions, except margin, effective tax rate, CapEx)

	Q4 2026	YoY Growth[2]	FY 2026	YoY Growth[2]
Revenue	$378	+15%	$1,578	+37%
Adjusted Net Income[3]	NM	NM	NM	NM
Adjusted EBITDA[3]	$51	+31%	$203	+37%
Adjusted EBITDA Margin[3]	13.4%	+170 bps	12.9%	+10 bps
Forecast Assumptions
Effective Tax Rate (Post IPO)			NM
CapEx (% of Revenue)			~3.9%
Net Interest Expense			~$72
Depreciation Expense			~$53
Amortization Expense			~$33
Diluted Shares Outstanding			~48.5
1.Statements related to our initial full-year 2026 financial outlook are forward-looking, and actual results may differ materially. Refer to the “Forward-Looking Statements” in the Appendix of this document for information on the factors that could cause our actual results to differ materially from these forward-looking statements.
2.Represents year-over-year growth compared to the prior year period. “Bps” represents basis points of change on percentage data.
3.Non-GAAP measures – Refer to the Appendix of this document for discussion of non-GAAP measures, reconciliations of these measures to the most directly comparable U.S. GAAP measure and a discussion of why management believes these non-GAAP measures are useful. As discussed below, ITG is not providing reconciliations of forward-looking non-GAAP measures because such reconciliations are not available without unreasonable effort.
CONFERENCE CALL INFORMATION
ITG will host a webcast of its quarterly earnings call to discuss these results on Wednesday, November 11, 2026, at 8:00 a.m. ET, which can be accessed through the Investors section of ITG’s website at ir.itgcomm.com. A replay of the webcast also will be available following the live event.
ABOUT ITG, INC.
ITG is a leading provider of end-to-end services to the communications and digital infrastructure industries throughout the United States. ITG supports the planning, design, construction, operation, maintenance, and expansion of broadband, wireless, data center, utility, and civil infrastructure. With a workforce operating across 49 states, ITG is positioned to build and maintain the digital backbone powering our future.

THIRD QUARTER 2026 COMMENTARY November 10, 2026

APPENDIX
Forward-Looking Statements
This Commentary contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our management’s beliefs and assumptions and on information currently available to our management. These statements include, but are not limited to, statements regarding our expectations of future performance, including guidance for our revenue, Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin for the fourth quarter and fiscal year ending December 31, 2026, and our NTM Backlog as of September 30, 2026. Forward-looking statements can be identified by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “predict”, “project”, “seek”, “should”, “will”, “would” or similar expressions and the negatives of those terms. Such statements are not historical facts but rather are based on the Company’s current expectations or beliefs concerning future events. Forward-looking statements involve known and unknown risks, uncertainties and other factors, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including those described in the registration statements and periodic reports the Company files with the Securities and Exchange Commission (the “SEC”), including the Company’s final prospectus dated June 30, 2026 and filed with the SEC on July 2, 2026. Given these uncertainties, you should not place undue reliance on forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made, and the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company’s registration statements and periodic reports.
Non-GAAP Financial Measures
This Commentary includes certain financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), including Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Free Cash Flow, Net Debt, Net Leverage Ratio and Total Liquidity. Management uses these non-GAAP financial measures to evaluate the Company’s operating performance, cash generation, liquidity, leverage profile and ability to execute its strategic priorities. The Company believes these measures provide useful supplemental information to investors in evaluating period-to-period operating performance and financial position.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. These measures may not be comparable to similarly titled measures used by other companies. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are provided below.
The Company is providing guidance for certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income. The Company is not providing quantitative reconciliations of these forward-looking non-GAAP measures to the most directly comparable GAAP measures due to the uncertainty and inherent difficulty of predicting certain items that affect GAAP results, including, as applicable, acquisition-related costs, stock-based compensation, changes in working capital, interest expense, depreciation and amortization, tax impacts, and other items that may be material and difficult to forecast. Accordingly, a reconciliation is not available without unreasonable effort. The variability of these items could have a significant impact on the Company’s future GAAP financial results.

THIRD QUARTER 2026 COMMENTARY November 10, 2026

Non-GAAP Financial Measures & Reconciliations
The following table reconciles net income, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EBITDA and Free Cash Flow, and calculations of Adjusted EBITDA Margin and Free Cash Flow Conversion for as follows (in thousands, except percentages):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss)	$528	$827	$(10,842)	$14,006
Interest expense, net	19,880	15,920	57,639	29,665
Income tax expense (benefit)	2,239	1,224	1,492	8,237
Depreciation expense	13,604	7,964	38,548	21,004
Amortization of intangibles	8,276	7,142	24,771	21,347
Other expenses, net	1,479	1,054	3,407	3,085
Equity-based compensation	10,300	1,480	12,639	2,751
Transaction costs(1)	1,292	1,818	5,331	3,438
Restructuring, integration, and business optimization costs(2)	6,744	437	17,730	4,479
Change in fair value of contingent liabilities(3)	200	1,467	2,386	1,804
Adjusted EBITDA	$64,542	$39,333	$153,101	$109,816
Adjusted EBITDA Margin	14.0%	12.7%	12.8%	13.3%
Purchase of property and equipment	$1,792	$13,146	$17,761	$41,773
Free Cash Flow	$62,750	$26,187	$135,340	$68,043
Free Cash Flow Conversion	97.2%	66.6%	88.4%	62.0%
(1)Represents professional, legal and advisory fees incurred in connection with acquisitions completed during the presented period.
(2)Represents non-recurring expenses associated with the restructuring of management positions, start-up costs for new markets and service offerings and exiting locations that we do not expect will impact the go forward operations of the business.
(3)Represents non-recurring earnout amounts accrued to certain sellers in connection with the acquisitions completed during the presented period.

THIRD QUARTER 2026 COMMENTARY November 10, 2026

ITG, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data, unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$160	$3,719
Accounts receivable, net	183,110	141,314
Contract assets	369,791	222,094
Prepaid expenses and other current assets	29,640	17,310
Total current assets	582,701	384,437
Property and Equipment, Net	177,225	158,492
Operating Lease Right-of-Use Assets	30,332	27,926
Finance Lease Right-of-Use Assets	2,037	3,019
Goodwill	195,038	187,748
Intangible Assets, Net	188,512	211,383
Deferred Tax Assets	45,633	—
Other Long-Term Assets	—	2,832
Total Assets	$1,221,478	$975,837
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$75,107	$41,221
Accrued expenses	66,006	57,245
Current portion of operating lease obligations	11,883	10,969
Current portion of finance lease obligations	1,275	1,221
Current portion of equipment loans	24,902	22,493
Current portion of term loans	—	16,500
Total current liabilities	179,173	149,649
Equipment Loans, Net	85,331	65,804
Revolving Line of Credit	77,000	30,000
Term Loans, Net	411,885	623,463
Operating Lease Obligations, Net	19,170	17,608
Finance Lease Obligations, Net	908	1,905
Payables Pursuant to the Tax Receivable Agreement	50,163	—
Other Long-Term Liabilities	—	7,100
Contingent Liabilities	18,036	20,088
Deferred Tax Liability	15,393	16,475
Total liabilities	857,059	932,092
Commitments and Contingencies (Note 18)
Equity:
Members' equity	—	43,745
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued nor outstanding	—	—
Class A common stock, $0.001 par value; 1,000,000,000 shares authorized; 48,465,158 issued and outstanding	48	—
Class B common stock, $0.001 par value; 200,000,000 shares authorized; 75,712,686 issued and outstanding as of September 30, 2026	76	—
Additional paid-in capital	126,681	—
Retained earnings	3,000	—
Total equity attributable to ITG, Inc. / ITG Parent	129,805	43,745
Non-controlling interests	234,614	—
Total equity	364,419	43,745
Total Liabilities and Equity	$1,221,478	$975,837

THIRD QUARTER 2026 COMMENTARY November 10, 2026

ITG, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$461,528	$309,174	$1,200,083	$826,966

Cost of Revenue, Excluding Depreciation and Amortization	375,626	252,950	989,273	676,646
Selling, General and Administrative	39,696	20,626	93,409	51,172
Depreciation and Amortization	21,880	15,106	63,319	42,351
Change in Fair Value of Contingent Liabilities	200	1,467	2,386	1,804
	437,402	290,149	1,148,387	771,973
Interest expense	(19,880)	(15,920)	(57,639)	(29,665)
Other expense, net	(1,479)	(1,054)	(3,407)	(3,085)
Income (Loss) Before Provision for Income Taxes	2,767	2,051	(9,350)	22,243
Provision for income taxes	2,239	1,224	1,492	8,237
Net income (loss)	528	827	(10,842)	14,006
Less: net income attributable to non-controlling interests	6,677	—	6,677	—
Net income (loss) attributable to ITG, Inc.	$(6,149)	$827	$(17,519)	$14,006

THIRD QUARTER 2026 COMMENTARY November 10, 2026

ITG, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash Flows from Operating Activities:
Net (loss) income	$(10,842)	$14,006
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	38,548	21,004
Amortization of intangible assets	24,771	21,347
Amortization/ write-off of discounts and deferred financing costs	9,885	2,266
Amortization of operating right of use assets	12,678	7,171
Deferred income taxes	(2,434)	(3,402)
Loss (gain) on sale of assets	226	(155)
Change in fair value of contingent liabilities	2,386	1,804
Equity-based compensation	12,639	2,751
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable	(32,852)	(18,236)
Contract assets	(147,697)	(30,510)
Prepaid expenses and other current assets	(13,042)	(965)
Accounts payable and accrued expenses	30,984	16,847
Operating lease liabilities	(11,626)	(7,035)
Payments of contingent liabilities	(3,022)	—
Net cash (used in) provided by operating activities	(89,398)	26,893
Cash Flows from Investing Activities:
Purchase of property and equipment	(17,761)	(41,773)
Proceeds from sale of property and equipment	1,666	1,874
Acquisitions, net of cash acquired	(18,440)	(50,921)
Net cash used in investing activities	(34,535)	(90,820)
Cash Flows from Financing Activities:
Proceeds from issuance of Class A common stock sold in an IPO, net of underwriting discounts and commissions	339,309	—
Payments of offering costs	(14,211)	—
Payments of acquisition amounts due to sellers	(5,037)	(15,000)
Payments of contingent liabilities	(1,416)	—
Proceeds from long-term debt	19,056	30,788
Payments on long-term debt	(25,795)	(11,202)
Proceeds from term loans	—	617,750
Payments made on term loans	(237,251)	(291,719)
Proceeds from line of credit	606,000	179,200
Payments made on line of credit	(559,000)	(179,200)
Payments on finance leases	(943)	(379)
Repurchase of units	—	(7,065)
Distributions to members	(338)	(226,000)
Payments of debt costs	—	(22,200)
Net cash provided by financing activities	120,374	74,973

THIRD QUARTER 2026 COMMENTARY November 10, 2026

ITG, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(in thousands, unaudited)

	Nine Months Ended September 30,
	2026	2025
Net (decrease) increase in cash and cash equivalents	$(3,559)	$11,046
Cash and cash equivalents – beginning of period	3,719	7,367
Cash and cash equivalents – end of period	$160	$18,413

Supplemental disclosures of cash flow information:
Cash paid for interest	$57,248	$21,819
Cash paid for taxes, net of refunds	$1,602	$6,407
Supplemental disclosures of noncash investing and financing activity:
Deemed contribution related to tax receivable agreement	$5,883	$—
Recording of deferred tax assets related to ITG Blocker Merger	$33,724	$—
Recording of amounts payable pursuant to tax receivable agreement	$50,163	$—
Accrued capital expenditures	$8,587	$—
ROU liabilities from ROU asset acquisitions	$14,102	$13,153
Measurement period adjustment to goodwill and property and equipment	$2,142	$—
Property and equipment acquired through equipment loans	$28,675	$17,099

INVESTOR CONTACT
629-282-9862
ir@itgcomm.com